EXHIBIT 23.3

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
General Communication, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of General Communication, Inc. of our report dated March 20, 2009, except for Note 13, as to which the date is March 12, 2010, with respect to the consolidated balance sheet of General Communication, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2008, which report appears in the December 31, 2009, annual report on Form 10-K of General Communication, Inc.

Our report dated March 20, 2009, except for Note 13, as to which the date is March 12, 2010, refers the retrospective application of the presentation and disclosure requirements of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin (ARB) No. 51, (subsequently codified as ASC Topic 810-10-65, Consolidation) and additionally refers to the Company’s election to change its method of accounting for recording depreciation on their property and equipment placed in service commencing in 2008.

We consent to the incorporation by reference in this registration statement on Form S-8 of General Communication, Inc. of our report dated June 29, 2009, with respect to the statements of net assets available for benefits of General Communication, Inc. Qualified Employee Stock Purchase Plan as of December 31, 2008 and 2007 and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule of assets (held at year end), which appears in the December 31, 2008, annual report on Form 11-K of General Communication, Inc. Qualified Employee Stock Purchase Plan.

/s/ KPMG LLP
Anchorage, Alaska
April 2, 2010